Exhibit 99.1

News Release

RAYONIER REPORTS FIRST QUARTER 2025 RESULTS

•First quarter results and revised 2025 guidance reflect reclassification of New Zealand operations to discontinued operations following the Company’s previously announced agreement to sell its New Zealand joint venture interest (i.e., New Zealand results have been excluded from Adjusted EBITDA and pro forma financial metrics); prior year periods have also been retrospectively adjusted.
•First quarter net loss attributable to Rayonier of $3.4 million (($0.02) per share), pro forma net loss of $2.7 million (($0.02) per share), and Adjusted EBITDA of $27.1 million.
•Revising full-year 2025 guidance to account for discontinued operations treatment of New Zealand operations and updated outlook; expecting full-year net income attributable to Rayonier of $424 to $458 million ($2.71 to $2.93 per share), pro forma EPS of $0.34 to $0.41, and Adjusted EBITDA of $215 to $235 million (generally in-line with our prior full-year Adjusted EBITDA guidance excluding New Zealand operations).
•Revised guidance assumes a year-end 2025 transaction closing date and excludes any contribution from New Zealand operations (or assumed redeployment of disposition proceeds) in Adjusted EBITDA and pro forma EPS. The potential pro forma impact of disposition proceeds on full-year Cash Available for Distribution (“CAD”) (i.e., assuming a year-end 2024 transaction closing date for illustration purposes) is provided in our accompanying Q1 2025 financial supplement.
•Introducing quarterly guidance to enhance transparency and to address quarter-to-quarter variability of Real Estate segment results; expecting second quarter net income attributable to Rayonier of $3 to $8 million, EPS of $0.02 to $0.05, pro forma EPS of $0.01 to $0.04, and Adjusted EBITDA of $30 to $40 million.
WILDLIGHT, FL — April 30, 2025 — Rayonier Inc. (NYSE:RYN) today reported first quarter net loss attributable to Rayonier of ($3.4) million, or ($0.02) per share, on revenues of $82.9 million. This compares to net income attributable to Rayonier of $1.4 million, or $0.01 per share, on revenues of $113.7 million in the prior year quarter. Due to the Company’s previously announced agreement to sell entities that hold its entire 77% New Zealand joint venture interest, the contribution from the Company’s New Zealand operations are now reflected as discontinued operations on its consolidated financial statements, and all prior periods have been retrospectively adjusted accordingly.
The first quarter results included $2.5 million of income from discontinued operations (net of tax),1 $1.7 million of net costs associated with legal settlements,2 and $1.1 million of restructuring charges.3 Excluding these items and adjusting for pro forma net income (loss) adjustments attributable to noncontrolling interests,4 first quarter pro forma net loss5 was ($2.7) million, or ($0.02) per share. This compares to pro forma net income5 of $1.2 million, or $0.01 per share in the prior year period.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	March 31, 2025		March 31, 2024
	$	EPS	$	EPS

Revenues	$82.9		$113.7

Net (loss) income attributable to Rayonier	($3.4)	($0.02)	$1.4	$0.01
Income from discontinued operations, net of tax[1]	(2.5)	(0.02)	(6.8)	(0.05)
Net costs on legal settlements[2]	1.7	0.01	1.3	0.01
Restructuring charges[3]	1.1	0.01	—	—
Pension settlement charge, net of tax[6]	—	—	4.5	0.03
Pro forma net income (loss) adjustments attributable to noncontrolling interests[4]	0.4	—	0.9	0.01
Pro forma net (loss) income[5]	($2.7)	($0.02)	$1.2	$0.01

First quarter operating income was $0.1 million versus $8.6 million in the prior year period. First quarter operating income included $1.1 million of restructuring charges.3 Excluding this item, pro forma operating income5 was $1.2 million. This compares to pro forma operating income5 of $8.6 million in the prior year period. First quarter Adjusted EBITDA5 was $27.1 million versus $44.6 million in the prior year period.
The following table summarizes operating income (loss), pro forma operating income (loss),5 and Adjusted EBITDA5 for the current quarter and comparable prior year period:

	Three Months Ended March 31,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[5]		Adjusted EBITDA[5]
(millions of dollars)	2025	2024	2025	2024	2025	2024
Southern Timber	$10.1	$23.0	$10.1	$23.0	$27.0	$44.8
Pacific Northwest Timber	0.7	(4.4)	0.7	(4.4)	6.4	4.7
Real Estate	(1.0)	(0.1)	(1.0)	(0.1)	2.0	4.6
Trading	(0.5)	—	(0.5)	—	(0.5)	—
Corporate and Other	(9.3)	(9.9)	(8.2)	(9.9)	(7.9)	(9.4)
Total	$0.1	$8.6	$1.2	$8.6	$27.1	$44.6

Cash provided by operating activities was $27.7 million versus $52.3 million in the prior year period. Cash available for distribution (CAD)5 was $20.3 million, which decreased $10.8 million versus the prior year period due to lower Adjusted EBITDA5 ($17.6 million), partially offset by lower capital expenditures ($3.2 million) and higher cash interest received (net) ($3.6 million).
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

“We continued to advance key strategic initiatives during the first quarter, underscored by our announcement of an agreement to sell our New Zealand joint venture interest in March,” said Mark McHugh, President and CEO. “To date, we’ve now completed or announced pending dispositions totaling $1.45 billion, which has allowed us to reduce leverage and return meaningful capital to shareholders. To this end, we’ve completed ~$13 million of share repurchases year-to-date (through April 30), as we’ve looked to create long-term value for our shareholders amid the ongoing disparity between public and private timberland values. Following the anticipated closing of the New Zealand transaction later this year, we expect to have significant additional capital allocation capacity, which we plan to deploy toward value-enhancing uses, including additional share repurchases.”
“Turning to our first quarter financial results, we generated total Adjusted EBITDA of $27.1 million—representing a 39% decline compared to the prior year period—as lower results in our Southern Timber and Real Estate segments were partially offset by stronger results in our Pacific Northwest Timber segment. First quarter results were negatively impacted by several factors, including the timing of real estate closings, challenging timber market conditions in the U.S. South, and reduced harvest volumes due to our 2024 disposition activities.”
“In our Timber segments, Adjusted EBITDA declined 33% versus the prior year quarter, as a lower contribution from our Southern Timber segment was partially offset by stronger results in our Pacific Northwest Timber segment. Weaker volumes and pricing in our Southern Timber segment were driven in part by the continued effects of salvage timber in our Atlantic markets, which we expect will moderate over the next several months. Meanwhile, in our Real Estate segment, Adjusted EBITDA decreased $2.6 million relative to the prior year quarter, as transaction activity was relatively limited to start the year, consistent with our prior guidance.”
“Despite the relatively slow start to the year, we still anticipate consolidated full-year Adjusted EBITDA results generally in line with our prior guidance (after adjusting for the reclassification of New Zealand operations to discontinued operations), as further detailed below.”
Southern Timber
First quarter sales of $50.9 million decreased $19.0 million, or 27%, versus the prior year period. Harvest volumes decreased 21% to 1.58 million tons versus 2.01 million tons in the prior year period, primarily due to softer mill demand coupled with the impact of the Large Disposition we completed in Oklahoma in late 2024. Average pine sawtimber stumpage realizations decreased 16% to $25.86 per ton versus $30.62 per ton in the prior year period, due to a combination of softer demand from Southern sawmills, competing log supply from salvage timber, and an unfavorable shift in geographic mix. Average pine pulpwood stumpage realizations decreased 17% to $14.10 per ton versus $16.89 per ton in the prior year period, driven by the continued impact of salvage volume on the market, softer demand from pulp mills taking extended downtime, and an unfavorable shift in geographic mix. Overall, weighted-average net stumpage realizations (including hardwood) decreased 19% to $18.64 per ton versus $23.07 per ton in the prior year period. Non-timber sales of $9.1 million decreased $0.1 million versus the prior year period, as lower pipeline easement revenues were largely offset by growth in our Land-Based Solutions business. Operating income of $10.1 million decreased $12.9 million versus the prior year period due to lower net stumpage realizations ($7.0 million), lower volumes ($5.3 million), higher costs ($1.0 million), and lower non-timber income ($0.1 million), partially offset by lower depletion expense ($0.5 million).
First quarter Adjusted EBITDA5 of $27.0 million was 40%, or $17.8 million, below the prior year period.
Pacific Northwest Timber
First quarter sales of $21.4 million decreased $3.8 million, or 15%, versus the prior year period. Harvest volumes decreased 18% to 261,000 tons versus 317,000 tons in the prior year period, primarily due to the impact of the Large Dispositions completed in the fourth quarter of 2024. Average delivered prices for domestic sawtimber increased 7% to $90.58 per ton versus $84.31 per ton in the prior year period, primarily due to improved demand from domestic lumber mills in response to higher lumber prices and a favorable geographic
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

mix. Average delivered pulpwood prices increased 3% to $30.05 per ton versus $29.31 per ton in the prior year period due to modestly improved supply/demand dynamics. Operating income of $0.7 million versus an operating loss of ($4.4) million in the prior year period was driven by lower costs ($1.8 million), lower depletion expense ($1.8 million), higher net stumpage realizations ($1.3 million), lower variable costs ($0.1 million), and higher non-timber income ($0.1 million).
First quarter Adjusted EBITDA5 of $6.4 million was 35%, or $1.6 million, above the prior year period.
Real Estate
First quarter sales of $10.2 million decreased $5.4 million versus the prior year period, while operating loss of ($1.0) million increased $0.8 million versus the prior year period. Sales decreased and operating loss increased versus the prior year period due to fewer acres sold (1,031 acres sold versus 1,933 acres sold in the prior year period) and unfavorable deferred revenue adjustments, which were partially offset by higher weighted-average prices ($8,308 per acre versus $5,774 per acre in the prior year period).
Improved Development sales of $3.3 million included two residential pod sales totaling 78.2 acres ($42,000 per acre) in the Heartwood development project south of Savannah, Georgia. This compares to Improved Development sales of $1.8 million in the prior year period.
Rural sales of $5.3 million consisted of 953 acres at an average price of $5,534 per acre. This compares to prior year period sales of $8.7 million, which consisted of 1,498 acres at an average price of $5,828 per acre.
There were no Timberland & Non-Strategic sales in the first quarter. This compares to prior year period sales of $0.6 million, which consisted of a 430-acre transaction for $1,421 per acre.
First quarter Adjusted EBITDA5 of $2.0 million decreased $2.6 million versus the prior year period.
Trading
The Trading segment has been adjusted to exclude results associated with the Company's New Zealand operations, which have been reclassified to discontinued operations. First quarter sales of $0.4 million decreased $2.6 million versus the prior year period, primarily due to lower volumes. Sales volumes were 1,000 tons in the first quarter, compared to 23,000 tons in the prior year period. The Trading segment generated an operating loss of $0.5 million versus breakeven results in the prior year period.
Other Items
First quarter corporate and other operating expenses of $9.3 million decreased $0.6 million versus the prior year period, as lower compensation and benefits expenses and lower professional services fees were partially offset by $1.1 million of restructuring charges.3 The restructuring charges were related to our previously announced workforce optimization initiative, which was effectuated during the first quarter.
First quarter interest expense of $6.4 million decreased $2.6 million versus the prior year period, primarily due to lower average outstanding debt. First quarter interest income of $2.9 million increased $1.0 million versus the prior year period, primarily due to higher cash on hand following the Large Dispositions completed in late 2024.
First quarter income tax expense of $0.3 million versus income tax benefit of $1.0 million in the prior year period was primarily due to a $1.2 million tax benefit associated with the Company’s pension plan termination and settlement in the prior year period.
Share Repurchases
During the first quarter, the Company repurchased 95,000 shares at an average price of $27.61 per share, or $2.6 million in total. As of March 31, 2025, the Company had approximately 156.0 million common shares and 2.1 million redeemable operating partnership units outstanding.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

During April, the Company repurchased another 404,000 shares at an average price of $24.75 per share, or $10.0 million in total. As of April 30, the Company had $287.4 million remaining on its current share repurchase authorization.
Outlook
We are updating our 2025 guidance to reflect the Company’s New Zealand Timber segment moving to discontinued operations in our financial statements, as well as our first quarter results and expectations for the balance of the year. Specifically, we now expect to achieve net income attributable to Rayonier of $424 to $458 million, EPS of $2.71 to $2.93, pro forma EPS of $0.34 to $0.41, and Adjusted EBITDA of $215 to $235 million. Our revised Adjusted EBITDA guidance reflects a slight decrease at the midpoint (i.e.,-1%) versus our prior guidance, after adjusting for the impact of reclassifying the New Zealand operations to discontinued operations. Our revised net income attributable to Rayonier guidance includes the anticipated gain on the sale of our New Zealand joint venture interest.
In our Southern Timber segment, we now expect to achieve full-year harvest volumes of 6.9 to 7.0 million tons—toward the lower end of our prior guidance range—as we continue to opportunistically flex volume in response to market conditions. The impact of salvage volume entering the market following Hurricane Helene in 2024 continues to negatively impact some of our operating areas. However, we expect pine stumpage realizations to trend higher from first quarter levels as salvage efforts moderate and operating conditions normalize in the coming quarters. In addition, we continue to expect lower non-timber income for full-year 2025 as compared to the prior year. Overall, we expect full-year Adjusted EBITDA in our Southern Timber segment of $135 to $140 million, down modestly at the midpoint from our prior guidance.
In our Pacific Northwest Timber segment, we remain on track to achieve full-year harvest volumes of approximately 0.9 million tons. Further, we continue to expect that full-year weighted-average log pricing will trend higher versus the prior year due to higher lumber prices, healthy demand from domestic sawmills, and the anticipated impact of increased duties on Canadian lumber in the second half of the year. Overall, we expect full-year Adjusted EBITDA in our Pacific Northwest Timber segment of $22 to $26 million, up slightly at the midpoint from our prior guidance.
Turning to our Real Estate segment, we are encouraged by our transaction pipeline for the balance of the year, but expect closing activity will be heavily concentrated in the third and fourth quarters. We currently expect an Adjusted EBITDA contribution of $5 to $10 million in the second quarter—a modest improvement from the first quarter. Overall, we now expect full-year Adjusted EBITDA in our Real Estate segment of $90 to $100 million, up modestly at the midpoint from our prior guidance.
Our revised 2025 Adjusted EBITDA guidance by segment, reflecting the reclassification of the New Zealand operations and our updated outlook for the full year, is summarized in the following table:

(millions of dollars)	Prior 2025 Guidance		2025 Full-Year Guidance Revisions		2025 Revised Full-Year Guidance
Adjusted EBITDA	Low	High	Low	High	Low	High
Southern Timber	$141.0	$149.0	($6.0)	($9.0)	$135.0	$140.0
Pacific Northwest Timber	21.0	26.0	1.0	—	22.0	26.0
New Zealand Timber	54.0	60.0	(54.0)	(60.0)	—	—
Real Estate	86.0	96.0	4.0	4.0	90.0	100.0
Trading	—	—	—	—	—	—
Corporate and Other	(32.0)	(31.0)	—	—	(32.0)	(31.0)
Total	$270.0	$300.0	($55.0)	($65.0)	$215.0	$235.0

Additional details regarding the Company’s revised 2025 financial guidance can be found in Schedule G herein and in the Company’s Q1 2025 Financial Supplement. All guidance figures assume a year-end 2025
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

transaction closing date for the New Zealand joint venture sale transaction and exclude any contribution from the New Zealand operations in Adjusted EBITDA, capital expenditures, and pro forma EPS. Further, the revised financial guidance assumes no financial contribution from the potential redeployment of sale proceeds. For illustration purposes, we have also provided “Pro Forma 2025 Financial Guidance” in the Financial Supplement, which incorporates the pro forma impact of the New Zealand joint venture sale proceeds on the Company’s 2025 interest income and implied CAD assuming that the transaction had closed on December 31, 2024.
In an effort to provide additional transparency and to better manage expectations around the quarter-to-quarter variability of Real Estate segment results, we are also introducing quarterly guidance. Specifically, as it relates to the second quarter, we currently expect net income attributable to Rayonier of $3 to $8 million, EPS of $0.02 to $0.05, pro forma EPS of $0.01 to $0.04, and Adjusted EBITDA of $30 to $40 million.
Conference Call
A conference call and live audio webcast will be held on Thursday, May 1, 2025 at 10:00 AM (ET) to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 888-604-9366 (domestic) or 517-308-9338 (international), passcode: RAYONIER. A replay of the conference call will be available one hour following the call until Sunday, June 1, 2025, by dialing 800-510-0118 (domestic) or 203-369-3808 (international), passcode: 0990.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1"Income from discontinued operations, net of tax" includes income generated by the Company’s New Zealand joint venture interest, which is now reflected as discontinued operations due to its pending disposition.
2"Net cost on legal settlements" reflects the net loss from litigation regarding insurance claims.
3"Restructuring charges" include severance costs related to workforce optimization initiatives.
4"Pro forma net income (loss) adjustments attributable to noncontrolling interests" are the proportionate share of pro forma items that are attributable to noncontrolling interests.
5"Pro forma net (loss) income," "Pro forma revenues (sales)," "Pro forma operating income (loss)," "Adjusted EBITDA" and "CAD" are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
6"Pension settlement charge, net of tax" reflects the net loss recognized in connection with the termination and settlement of the Company’s defined benefit plan.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of March 31, 2025, Rayonier owned or leased under long-term agreements approximately 2.5 million acres of timberlands located in the U.S. South (1.75 million acres), U.S. Pacific Northwest (308,000 acres) and New Zealand (412,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, including the proposed sale of the entities holding Rayonier’s interest in the New Zealand joint venture, the expected timing of completing such proposed sale, and the anticipated use of proceeds from such proposed sale, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

operate; fluctuations in demand for, or supply of, our forest products and real estate offerings, including any further downturn in the housing market; entry of new competitors into our markets; changes in global economic conditions and geopolitical tensions, including the war in Ukraine and escalating tensions between China and Taiwan as well as in the Middle East; business disruptions arising from public health crises and outbreaks of communicable diseases; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third-party logging, trucking and ocean freight services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions and/or to complete dispositions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, endangered species and development of real estate generally, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida and Washington, including changes in law, policy and political factors beyond our control; the availability and cost of financing for real estate development and mortgage loans; changes in tariffs, taxes or treaties relating to the import and export of our products, our customers’ products or those of our and our customers’ competitors; changes in key management and personnel; and our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.

Non-GAAP Financial Measures - To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma sales,” “pro forma operating income (loss),” “pro forma net (loss) income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Contact:
Investors/Media
Collin Mings
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
March 31, 2025 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
SALES	$82.9	$650.5	$113.7
Costs and Expenses
Cost of sales	(65.0)	(300.8)	(86.1)
Selling and general expenses	(16.7)	(16.6)	(19.0)
Other operating expense, net	(1.1)	(1.0)	—
OPERATING INCOME	0.1	332.1	8.6
Interest expense, net	(6.4)	(6.6)	(8.9)
Interest income	2.9	3.5	1.9
Other miscellaneous expense, net	(1.9)	(2.0)	(7.1)
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(5.3)	327.0	(5.5)
Income tax (expense) benefit	(0.3)	—	1.0
(LOSS) INCOME FROM CONTINUING OPERATIONS	(5.6)	327.0	(4.5)
Income from discontinued operations, net of tax	2.5	6.2	6.8
NET (LOSS) INCOME	(3.1)	333.2	2.3
Less: Net loss (income) attributable to noncontrolling interests in the Operating Partnership	0.1	(4.4)	—
Less: Net income attributable to noncontrolling interests in consolidated affiliates	(0.4)	(1.7)	(0.9)
NET (LOSS) INCOME ATTRIBUTABLE TO RAYONIER INC.	($3.4)	$327.1	$1.4
EARNINGS PER COMMON SHARE
BASIC (LOSS) EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	($0.04)	$2.16	($0.03)
Discontinued Operations	$0.01	$0.03	$0.04
Net Income	($0.02)	$2.20	$0.01
DILUTED (LOSS) EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	($0.04)	$2.11	($0.03)
Discontinued Operations	$0.01	$0.03	$0.04
Net Income	($0.02)	$2.15	$0.01

Pro forma net (loss) income per share (a)	($0.02)	$0.24	$0.01

Weighted Average Common Shares used for determining
Basic EPS	153,677,854	148,895,111	148,567,375
Diluted EPS (b)	153,677,854	154,425,650	148,567,375

(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measure.
(b)    Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average number of shares that would have been outstanding assuming all potentially dilutive securities (including Redeemable Operating Partnership Units) were converted into shares of common stock at the earliest date possible. The incremental weighted average number of shares used for determining diluted EPS for the three months ended December 31, 2024 also includes 3,290,617 of contingently issuable shares from an additional dividend of $1.80 per share, which was declared on December 2, 2024. For the three months ended March 31, 2025 and March 31, 2024, because net (loss) earnings from continuing operations was a loss, the effect of anti-dilutive securities was excluded in the denominator of calculating diluted EPS. As of March 31, 2025, there were 156,007,772 common shares and 2,086,450 Redeemable Operating Partnership Units outstanding.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2025 (unaudited)
(millions of dollars)

	March 31,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$216.2	$303.1
Restricted cash, current	—	19.4
Assets held for sale	7.4	5.4
Current assets of discontinued operations	483.4	47.3
Other current assets	60.4	61.7
Timber and timberlands, net of depletion and amortization	2,367.1	2,384.3
Higher and better use timberlands and real estate development investments	112.9	109.6
Property, plant and equipment	36.5	35.7
Less - accumulated depreciation	(18.8)	(18.3)
Net property, plant and equipment	17.7	17.4
Restricted cash, non-current	0.7	0.7
Right-of-use assets	18.0	18.6
Non-current assets of discontinued operations	—	428.6
Other assets	67.6	78.3
	$3,351.4	$3,474.4
Liabilities, Noncontrolling Interests in the Operating Partnership and Shareholders’ Equity
Dividend and distribution payable	—	271.8
Current liabilities of discontinued operations	228.0	47.3
Other current liabilities	54.8	69.6
Long-term debt	1,044.6	1,044.4
Long-term lease liability	15.3	16.3
Non-current liabilities of discontinued operations	—	170.8
Other non-current liabilities	25.2	21.9
Noncontrolling interests in the operating partnership	58.2	51.8
Total Rayonier Inc. shareholders’ equity	1,915.1	1,769.3
Noncontrolling interests in consolidated affiliates	10.2	11.2
Total shareholders’ equity	1,925.3	1,780.5
	$3,351.4	$3,474.4

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
March 31, 2025 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2025	148,536,643	$1,522.5	$257.2	($10.4)	$11.2	$1,780.5
Net (loss) income	—	—	(3.5)	—	0.4	(3.1)
Net loss attributable to noncontrolling interests in the Operating Partnership	—	—	0.1	—	—	0.1
Dividends ($0.2725 per share)	—	—	(42.7)	—	—	(42.7)
Issuance of common shares from special dividend (a)	7,560,983	200.4	—	—	—	200.4
Issuance of shares under incentive stock plans	5,566	—	—	—	—	—
Stock-based incentive compensation	—	2.3	—	—	—	2.3
Repurchase of common shares made under repurchase program	(95,000)	—	(2.6)	—	—	(2.6)
Adjustment of noncontrolling interests in the Operating Partnership	—	—	(4.3)	—	—	(4.3)
Other (b)	(420)	—	—	(3.9)	(1.4)	(5.3)
Balance, March 31, 2025	156,007,772	$1,725.2	$204.2	($14.3)	$10.2	$1,925.3

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2024	148,299,117	$1,497.7	$338.2	$24.6	$17.1	$1,877.6
Net income	—	—	1.4	—	0.9	2.3
Dividends ($0.285 per share)	—	—	(42.8)	—	—	(42.8)
Issuance of shares under incentive stock plans	752	—	—	—	—	—
Stock-based incentive compensation	—	3.2	—	—	—	3.2
Adjustment of noncontrolling interests in the Operating Partnership	—	—	(0.3)	—	—	(0.3)
Other (b)	349,452	11.4	—	(2.2)	(3.6)	5.6
Balance, March 31, 2024	148,649,321	$1,512.3	$296.5	$22.4	$14.4	$1,845.6

(a)    Reflects the issuance of shares related to the Company’s special dividend of $1.80 per common share, paid on January 30, 2025, to shareholders of record as of December 12, 2024. This dividend comprised a combination of cash and the Company’s common shares.
(b) Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, pension and post-retirement benefit plan adjustments, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges, distributions to noncontrolling interests in consolidated affiliates and the allocation of other comprehensive loss to noncontrolling interests in the Operating Partnership. The three months ended March 31, 2025 and March 31, 2024 also includes the redemption of 1,000 and 350,376 Redeemable Operating Partnership Units, respectively, for an equal number of Rayonier Inc. common shares.
C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
March 31, 2025 (unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2025	2024
Cash provided by operating activities:
Net (loss) income	($3.1)	$2.3
Depreciation, depletion and amortization from continuing operations	23.5	33.1
Depreciation, depletion and amortization from discontinued operations	4.3	4.0
Non-cash cost of land and improved development	2.4	3.0
Stock-based incentive compensation expense	2.3	3.2
Deferred income taxes	(1.0)	(1.0)
Other items to reconcile net income to cash provided by operating activities	8.7	7.5
Changes in working capital and other assets and liabilities	(9.4)	0.2
	27.7	52.3
Cash used for investing activities:
Capital expenditures from continuing operations	(12.0)	(15.3)
Capital expenditures from discontinued operations	(2.7)	(3.6)
Real estate development investments	(4.1)	(5.5)
Other	(2.6)	0.4
	(21.4)	(24.0)
Cash used for financing activities:
Dividends paid (a)	(110.4)	(72.3)
Distributions to noncontrolling interests in the Operating Partnership (b)	(1.5)	(1.1)
Repurchase of common shares made under repurchase program	(2.6)	—
Distributions to noncontrolling interests in consolidated affiliates	(1.9)	(1.7)
Other	(0.1)	—
	(116.5)	(75.1)
Effect of exchange rate changes on cash and restricted cash	—	(1.0)
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	(110.2)	(47.8)

Balance from continuing operations, beginning of year	323.1	180.4
Balance from discontinued operations, beginning of year	20.1	28.0
Total Balance, beginning of year	343.2	208.4

Balance from continuing operations, end of period	216.9	142.8
Balance from discontinued operations, end of period	16.1	17.8
Total Balance, end of period	$233.0	$160.6
(a)The three months ended March 31, 2025 includes an additional dividend of $1.80 per common share, consisting of a combination of cash and the Company’s common shares. The cash portion of $67.8 million was paid on January 30, 2025, to shareholders of record on December 12, 2024. The three months ended March 31, 2024 includes an additional cash dividend of $0.20 per common share, totaling $29.8 million. The additional dividend was paid on January 12, 2024, to shareholders of record on December 29, 2023.
(b)The three months ended March 31, 2025 includes an additional distribution of $1.80 per Redeemable Operating Partnership Unit, consisting of a combination of cash and the Company’s Redeemable Operating Partnership Units. The cash portion of $0.9 million was paid on January 30, 2025, to holders of record on December 12, 2024. The three months ended March 31, 2024 includes an additional cash distribution of $0.20 per Redeemable Operating Partnership Unit, totaling $0.5 million. The additional distribution was paid on January 12, 2024, to holders of record on December 29, 2023.
D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
March 31, 2025 (unaudited)
(millions of dollars)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Sales
Southern Timber	$50.9	$59.1	$70.0
Pacific Northwest Timber	21.4	24.1	25.2
Real Estate	10.2	567.2	15.6
Trading	0.4	0.1	3.0
Sales	$82.9	$650.5	$113.7

Pro forma sales (a)
Southern Timber	$50.9	$59.1	$70.0
Pacific Northwest Timber	21.4	24.1	25.2
Real Estate	10.2	72.2	15.6
Trading	0.4	0.1	3.0
Pro forma sales	$82.9	$155.5	$113.7

Operating income (loss)
Southern Timber	$10.1	$18.0	$23.0
Pacific Northwest Timber	0.7	(1.3)	(4.4)
Real Estate	(1.0)	326.1	(0.1)
Trading	(0.5)	—	—
Corporate and Other	(9.3)	(10.7)	(9.9)
Operating income	$0.1	$332.1	$8.6

Pro forma operating income (loss) (a)
Southern Timber	$10.1	$18.0	$23.0
Pacific Northwest Timber	0.7	(1.3)	(4.4)
Real Estate	(1.0)	35.0	(0.1)
Trading	(0.5)	—	—
Corporate and Other	(8.2)	(9.5)	(9.9)
Pro forma operating income	$1.2	$42.2	$8.6

Adjusted EBITDA (a)
Southern Timber	$27.0	$34.7	$44.8
Pacific Northwest Timber	6.4	6.0	4.7
Real Estate	2.0	63.4	4.6
Trading	(0.5)	—	—
Corporate and Other	(7.9)	(9.1)	(9.4)
Adjusted EBITDA	$27.1	$95.1	$44.6
(a)Pro forma sales, Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
March 31, 2025 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Three Months Ended
	March 31,	March 31,
	2025	2024
Cash Provided by Operating Activities	$27.7	$52.3
Cash provided by operating activities from discontinued operations	(9.0)	(5.2)
Working capital and other balance sheet changes	13.6	(0.7)
Capital expenditures	(12.0)	(15.3)
Cash Available for Distribution (a)	$20.3	$31.1

Net (Loss) Income	($3.1)	$2.3
Income from discontinued operations, net of tax (b)	(2.5)	(6.8)
Interest, net and miscellaneous income	3.5	7.1
Income tax expense (benefit) (c)	0.3	(1.0)
Depreciation, depletion and amortization	23.5	33.1
Non-cash cost of land and improved development	2.4	3.0
Non-operating expense (d)	1.8	7.0
Restructuring charges (e)	1.1	—
Adjusted EBITDA (f)	$27.1	$44.6
Cash interest received, net (g)	5.5	1.9
Cash taxes paid	(0.3)	(0.2)
Capital expenditures	(12.0)	(15.3)
Cash Available for Distribution (a)	$20.3	$31.1

Cash Available for Distribution (a)	$20.3	$31.1
Real estate development investments	(4.1)	(5.5)
Cash Available for Distribution after real estate development investments	$16.2	$25.6

PRO FORMA SALES (h):
Three Months Ended	Southern Timber	Pacific Northwest Timber	Real Estate	Trading	Total
March 31, 2025
Sales	$50.9	$21.4	$10.2	$0.4	$82.9
Pro forma sales	$50.9	$21.4	$10.2	$0.4	$82.9

December 31, 2024
Sales	$59.1	$24.1	$567.2	$0.1	$650.5
Large Dispositions (i)	—	—	(495.0)	—	(495.0)
Pro forma sales	$59.1	$24.1	$72.2	$0.1	$155.5

March 31, 2024
Sales	$70.0	$25.2	$15.6	$3.0	$113.7
Pro forma sales	$70.0	$25.2	$15.6	$3.0	$113.7

F

PRO FORMA NET (LOSS) INCOME (j):
	Three Months Ended
	March 31, 2025		December 31, 2024		March 31, 2024
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net (Loss) Income Attributable to Rayonier Inc.	($3.4)	($0.02)	$327.1	$2.15	$1.4	$0.01
Income from discontinued operations, net of tax (b)	(2.5)	(0.02)	(6.2)	(0.04)	(6.8)	(0.05)
Large Dispositions (i)	—	—	(291.1)	(1.88)	—	—
Restructuring charges (e)	1.1	0.01	1.1	0.01	—	—
Net costs on legal settlements (k)	1.7	0.01	1.6	0.01	1.3	0.01
Gain from terminated cash flow hedge (l)	—	—	(1.6)	(0.01)	—	—
Pension settlement charge, net of tax (m)	—	—	—	—	4.5	0.03
Pro forma net (loss) income adjustments attributable to noncontrolling interests (n)	0.4	—	5.1	0.01	0.9	0.01
Pro Forma Net (Loss) Income	($2.7)	($0.02)	$36.1	$0.24	$1.2	$0.01

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (o) (f):

Three Months Ended	Southern Timber	Pacific Northwest Timber	Real Estate	Trading	Corporate and Other	Total
March 31, 2025
Operating income (loss)	$10.1	$0.7	($1.0)	($0.5)	($9.3)	$0.1
Restructuring charges (e)	—	—	—	—	1.1	1.1
Pro forma operating income (loss)	$10.1	$0.7	($1.0)	($0.5)	($8.2)	$1.2
Depreciation, depletion and amortization	16.9	5.6	0.6	—	0.4	23.5
Non-cash cost of land and improved development	—	—	2.4	—	—	2.4
Adjusted EBITDA	$27.0	$6.4	$2.0	($0.5)	($7.9)	$27.1

December 31, 2024
Operating income (loss)	$18.0	($1.3)	$326.1	—	($10.7)	$332.1
Large Dispositions (i)	—	—	(291.1)	—	—	(291.1)
Restructuring charges (e)	—	—	—	—	1.1	1.1
Pro forma operating income (loss)	$18.0	($1.3)	$35.0	—	($9.5)	$42.2
Depreciation, depletion and amortization	16.7	7.4	3.2	—	0.5	27.7
Non-cash cost of land and improved development	—	—	25.2	—	—	25.2
Adjusted EBITDA	$34.7	$6.0	$63.4	—	($9.1)	$95.1

March 31, 2024
Operating income (loss)	$23.0	($4.4)	($0.1)	—	($9.9)	$8.6
Depreciation, depletion and amortization	21.8	9.1	1.7	—	0.4	33.1
Non-cash cost of land and improved development	—	—	3.0	—	—	3.0
Adjusted EBITDA	$44.8	$4.7	$4.6	—	($9.4)	$44.6

(a)“Cash Available for Distribution” (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to Operating Partnership unitholders, repurchase of the Company's common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(b)“Income from discontinued operations, net of tax” includes income generated by the Company’s New Zealand joint venture interest, which is now reflected as discontinued operations due to its pending disposition.
(c)The three months ended March 31, 2024 includes a $1.2 million income tax benefit related to the pension settlement.
(d)The three months ended March 31, 2025 includes $1.7 million of net costs associated with legal settlements. The three months ended March 31, 2024 includes $5.7 million of pension settlement charges and $1.3 million of net costs associated with legal settlements.
(e)“Restructuring charges” include severance costs related to workforce optimization initiatives.
(f)“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating expense, income from discontinued operations, restructuring charges and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company’s ongoing operating results.
F

(g)“Cash interest received, net” includes patronage refunds received of $7.7 million and $8.1 million during the three months ended March 31, 2025 and March 31, 2024, respectively. In addition, cash interest received, net includes cash interest received of $2.9 million and $1.9 million during the three months ended March 31, 2025 and March 31, 2024, respectively.
(h)“Pro forma revenue (sales)” is defined as revenue (sales) adjusted for Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(i)“Large Dispositions” are defined as transactions involving the sale of productive timberland assets that exceed $20 million in size and do not reflect a demonstrable premium relative to timberland value.
(j)“Pro forma net (loss) income” is defined as net (loss) income attributable to Rayonier Inc. adjusted for its proportionate share of income from discontinued operations (net of tax), net costs associated with legal settlements, restructuring charges, the gain from terminated cash flow hedges, pension settlement charges and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(k)“Net costs on legal settlements” reflects the net loss from litigation regarding insurance claims.
(l)“Gain from terminated cash flow hedge" is the mark to market gain recognized in earnings when the hedged cash flows will no longer occur.
(m)“Pension settlement charge, net of tax" reflects the net loss recognized in connection with the termination and settlement of the Company’s defined benefit plan.
(n)“Pro forma net income (loss) adjustments attributable to noncontrolling interests” are the proportionate share of pro forma items that are attributable to noncontrolling interests.
(o)“Pro forma operating income (loss)” is defined as operating income (loss) adjusted for restructuring charges and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
F

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE
March 31, 2025 (unaudited)

ADJUSTED EBITDA GUIDANCE (a):

	Prior 2025 Guidance			2025 Guidance			2Q 2025 Guidance			Year-to-Date Results
	Low		High	Low		High	Low		High
Net Income to Adjusted EBITDA Reconciliation
Net income	$83.2	-	$105.1	$432.7	-	$468.2	$3.0	-	$8.0	($3.1)
Less: Net income attributable to noncontrolling interests	(3.2)	-	(3.9)	(3.2)	-	(3.9)	0.3	-	0.3	(0.4)
Less: Net income attributable to noncontrolling interests in the Operating Partnership	(1.0)	-	(1.3)	(5.7)	-	(6.1)	—	-	(0.1)	0.1
Net income attributable to Rayonier Inc.	$79.0	-	$99.9	$423.8	-	$458.2	$3.3	-	$8.2	($3.4)
Less: Income from discontinued operations, net of tax (b)	—	-	—	(23.0)	-	(27.0)	(1.0)	-	(1.0)	(2.5)
Less: Gain on sale of discontinued operations (c)	—	-	—	(359.0)	-	(379.0)	—	-	—	—
Add: Net cost on legal settlements (d)	—	-	—	1.7	-	1.7	—	-	—	1.7
Add: Restructuring charges (e)	—	-	—	1.1	-	1.1	—	-	—	1.1
Add: Pro forma net income (loss) adjustments attributable to noncontrolling interests (f)	—	-	—	8.3	-	9.2	(0.3)	-	(0.3)	0.4
Pro Forma Net Income (Loss) (g)	$79.0	-	$99.9	$52.9	-	$64.2	$2.0	-	$6.9	($2.7)
Interest expense, net	28.3	-	28.8	25.0	-	25.5	6.0	-	6.5	6.4
Interest and other miscellaneous income, net	(10.0)	-	(12.0)	(9.0)	-	(10.0)	(2.0)	-	(2.5)	(2.7)
Income tax expense	7.0	-	8.1	—	-	0.5	—	-	—	0.3
Depreciation, depletion and amortization	122.5	-	129.0	99.5	-	104.0	21.0	-	23.0	23.5
Non-cash cost of land and improved development	39.0	-	41.0	46.0	-	50.0	3.0	-	6.0	2.4
Net income attributable to noncontrolling interests	4.2	-	5.2	0.6	-	0.8	—	-	0.1	(0.1)
Adjusted EBITDA	$270.0	-	$300.0	$215.0	-	$235.0	$30.0	-	$40.0	$27.1

Diluted Earnings per Share	$0.51	-	$0.64	$2.71	-	$2.93	$0.02	-	$0.05	($0.02)

Pro forma Diluted Earnings per Share	$0.51	-	$0.64	$0.34	-	$0.41	$0.01	-	$0.04	($0.02)

(a)“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating expense, income from discontinued operations, gain on sale of discontinued operations, restructuring charges and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company’s ongoing operating results.
(b)“Income from discontinued operations, net of tax” includes income generated by the Company’s New Zealand joint venture interest, which is now reflected as discontinued operations due to its pending disposition.
(c)“Gain on sale of Discontinued Operations” reflects the Company’s estimated gain that would be recognized upon the successful sale of its New Zealand joint venture interest.
(d)“Net cost on legal settlements” reflects the net loss from litigation regarding insurance claims.
(e)“Restructuring charges” include severance costs related to workforce optimization initiatives.
(f)“Pro forma net income (loss) adjustments attributable to noncontrolling interests” are the proportionate share of pro forma items that are attributable to noncontrolling interests.
(g)“Pro forma net income (loss)” is defined as net income (loss) attributable to Rayonier Inc. adjusted for its proportionate share of income from discontinued operations, gain on sale of discontinued operations, net costs associated with legal settlements, restructuring charges, gain from terminated cash flow hedge, pension settlement charges and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
G